Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
International Commercial Television Inc. and Subsidiaries
     (formerly known as Moran Dome Explorations, Inc.)


We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" and to the use of our report dated March 25, 2002, in Post-Effective Amendment No. 1 to the Registration Statement (Form SB-2/A) and related Prospectus of International Commercial Television Inc. for the registration of shares of its common stock to be sold by International
Commercial  Television  Inc.  and  the  Selling  Shareholders.



April 11, 2002


     /s/ Moore Stephens Frazer and Torbet, LLP
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Moore Stephens Frazer and Torbet, LLP
Independent Accountants



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